SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):
                         August 18, 1997

                    Fidelity Bankshares, Inc.
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     (Exact name of registrant as specified in its charter)

Delaware                 0-29040                 65-0717085
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(State or other      (Commission File No.)    (I.R.S. Employer
jurisdiction of                               Identification No.)
incorporation)

       Registrant's telephone number, including area code:
                         (561) 659-6600


                         Not Applicable
  (Former name or former address, if changed since last report)

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Item 2.   Acquisition or Disposition of Assets.

     On August 18, 1997, Fidelity Bankshares, Inc. (the "Registrant"), its wholly owned stock savings bank subsidiary, and Fidelity Federal Savings Bank of Florida ("Fidelity") entered into an Agreement and Plan of Merger (the "Agreement") with BankBoynton, a Federal Savings Bank ("BankBoynton"), which provides, among other things, for the (i) acquisition of BankBoynton by Fidelity, and (ii) the payment of $9.00 per share for each share of BankBoynton Common Stock issued and outstanding (the "Acquisition"). It is expected that the total purchase price will be approximately $5.6 million. Under the Agreement Fidelity will receive a fee of $150,000, should the Agreement be terminated under certain circumstances.

     Consummation of the Acquisition is subject to certain conditions, including the approval of BankBoynton stockholders and receipt of all regulatory approvals. With those approvals, it is expected that the Acquisition will be completed during the fourth quarter of calendar year 1997. For further information see Exhibits 2 and 99 which are incorporated by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     The financial statements and pro forma information required to be filed by this Item are not available at this time. Such information will be filed as an amendment to this Form 8-K Current Report when the information becomes available; however, in no event will such information be filed any later than 60 days from the last date on which this Form 8-K was required to be filed.

     The following Exhibits are filed as part of this report:

     Exhibit 2  Agreement and Plan of Merger By and Among
                Fidelity Bankshares, Inc., Fidelity Federal
                Savings Bank of Florida and BankBoynton, a
                Federal Savings Bank

     Exhibit 99 Press Release of Fidelity Bankshares, Inc.

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                              FIDELITY BANKSHARES, INC.


DATE: August 22, 1997         By:  /s/ Richard A. Aldred
                                   ------------------------------
                                   Executive Vice President and
                                   Principal Financial Officer

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